Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,369,414,118.32	0.0001531	$ 209,657.30
Fees Previously Paid
	Total Transaction Valuation:	$ 1,369,414,118.32
	Total Fees Due for Filing:			$ 209,657.30
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 209,657.30
Offering Note
[1]	* Estimated solely for purposes of calculating the amount of the filing fee. The transaction valuation was calculated as the sum of: (i) 25,799,160 issued and outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of Tourmaline Bio, Inc. ("Tourmaline"), multiplied by $48.00 per Share (the "Offer Price"); (ii) (a) 3,747,298 Shares subject to outstanding Tourmaline stock options with a per-Share exercise price less than the Offer Price, multiplied by (b) the excess of the Offer Price over $13.16 (the weighted average exercise price of such Tourmaline stock options); and (iii) 10,387 Shares subject to outstanding Tourmaline restricted stock unit awards, multiplied by the Offer Price. The foregoing Share figures have been provided by Tourmaline and are as of September 23, 2025, the most recent practicable date. ** The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Section 6(b) Filing Fee Rate Advisory #1 for fiscal year 2025 beginning on October 1, 2024, issued August 20, 2024, by multiplying the transaction value by 0.00015310.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A